UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 7, 2022
(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
P.O. Box 619100
Dallas, TX
75261-9100
(Address of principal executive offices)
(Zip code)

Registrant’s telephone number, including area code: (972) 281-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMB	New York Stock Exchange
0.625% Notes due 2024	KMB24	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

On March 7, 2022, the Corporation announced that Sylvia M. Burwell has been nominated for election to the Corporation’s Board of Directors at the Corporation’s 2022 Annual Meeting of Stockholders to be held on April 27, 2022. Current director Ian C. Read will not stand for re-election to the Board when his term expires at the Annual Meeting. Mr. Read will continue to serve as a director until the Annual Meeting.

The successful election of Ms. Burwell, along with the retirement of Mr. Read, would maintain the Board’s current size of thirteen members. A copy of the press release announcing the nomination is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No. 99.1. Press release issued by Kimberly-Clark Corporation on March 7, 2022 regarding a new director nominee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date:	March 7, 2022	By:	/s/ Alison M. Rhoten
Alison M. Rhoten Vice President, Deputy General Counsel, Global Corporate Affairs & Corporate Secretary

Exhibit 99.1

Kimberly-Clark Announces Nomination of Sylvia Mathews Burwell to Board of Directors

DALLAS, March 7, 2022 – Kimberly-Clark Corporation (NYSE: KMB) announced that Sylvia Mathews Burwell has been nominated for election to its Board of Directors at the company’s 2022 Annual Meeting of Shareholders on April 27, 2022. Current board member Ian Read will be retiring in 2022.
Ms. Burwell has served as the President of American University, a private research university located in Washington, D.C., since 2017. Prior to joining American University, she served as the 22nd U.S. Secretary of Health and Human Services from 2014 to 2017. In this role, she managed a $1 trillion department with oversight for the National Institutes of Health, Centers for Disease Control and Prevention, Food and Drug Administration, and the Medicaid and Medicare programs. She served as the Director of the White House Office of Management and Budget from 2013 to 2014. Prior to her service in Washington, Ms. Burwell was President of Walmart’s charitable foundation focused on ending hunger, and held senior roles at the Bill and Melinda Gates Foundation, leading a program focused on combating world poverty through agricultural development, financial services for the poor, and global libraries. She serves on the Board of GuideWell Mutual Holding Corporation, a privately held mutual insurance company.
“We are excited about our plans to add Sylvia to the board,” said Mike Hsu, Chairman and CEO of Kimberly-Clark. “Her diverse senior leadership experience in academia and the public sector, along with her international perspective, will contribute to our board conversations as we execute our growth strategy, and inspire our purpose led brands working to uplift the lives of millions around the world.”
Hsu added, “I want to thank Ian for his strategic leadership over the years, including his service as our Lead Director from 2017 to 2020, and the invaluable perspectives he brought to the board as a chief executive officer. It has been an honor to serve on the board with Ian, and we appreciate his commitment to our company and our shareholders.”
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people's most essential needs, we create products that help individuals experience more of what's important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.
Important Additional Information
The Company, its directors, and certain executive officers may be deemed to be participants in a solicitation of proxies from the Company’s shareholders at its 2022 Annual Meeting of Shareholders in connection with the director nominations disclosed above. Information regarding the Company’s directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Definitive Proxy Statement for its 2022 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2022, and other reports filed by the Company and ownership forms filed by the directors and executive officers with the SEC. The Company urges its shareholders to carefully read the Definitive Proxy Statement for its 2022 Annual Meeting of Shareholders, and any other relevant documents filed by the Company with the SEC, when available because they will contain important information. Shareholders may obtain free copies of the materials referenced above at www.sec.gov or www.kimberly-clark.com.

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Media Contact: Terry Balluck, Kimberly-Clark Corp., media.relations@kcc.com